Exhibit 10.1
Summary of Fiscal 2006 Senior Management Bonus Plan for Executive Officers
(October 3, 2005)
The key terms of ACE’s senior management bonus plan for its four current executive officers for its fiscal year ending June 30, 2006 (the “Bonus Plan”) are:
•	An annual bonus may be earned by an executive officer based on:
•	ACE’s financial performance during fiscal 2006, measured by its diluted earnings per share (the “Financial Performance Component”); and

•	The executive officer’s performance during fiscal 2006 as determined in the discretion of the Compensation Committee, including by performance of personal (financial or non-financial) goals established by the Compensation Committee, which are intended to enhance ACE’s long-term business (the “Discretionary Component”).
•	The Financial Performance Component is the same for all of the executive officers. The Discretionary Component is different for each executive officer.

•	75% of each executive officer’s target total bonus opportunity relates to or is based on the Financial Performance Component, and 25% of his target total bonus opportunity relates to or is based on the Discretionary Component. Because the Financial Performance Component and the Discretionary Component are separate, an executive officer could earn a partial bonus if there is performance only under either the Financial Performance Component or the Discretionary Component, but not both.

•	The target total bonus opportunity for each executive officer is a percentage of his annual salary for fiscal 2006. For Jay B. Shipowitz, President and Chief Executive Officer, the target is 75% (i.e., $375,000); for Barry M. Barron, Executive Vice President and Chief Operations Officer, the target is 50% (i.e., $160,000); for William S. McCalmont, Executive Vice President and Chief Financial Officer, the target is 50% (i.e., $145,500); and for Walter E. Evans, Senior Vice President and General Counsel, the target is 40% (i.e., $108,000).

•	Each executive officer could earn a bonus under the Financial Performance Component or under the Discretionary Component, or both, that is less than or greater than his target bonus related to or based on that component or those components. If performance does not correspond to at least a target bonus, but is nevertheless such that the Compensation Committee deems it appropriate for a bonus under the Bonus Plan, then an executive officer could receive a bonus less than his target bonus. If performance exceeds that corresponding to a target bonus, then an executive officer could receive a bonus that exceeds his target bonus.

•	The Compensation Committee will evaluate performance and award bonuses (if earned) to all of the executive officers under the Bonus Plan. The Compensation Committee received recommendations of the Chief Executive Officer regarding the bonus opportunities for the other executive officers and expects to obtain recommendations from the Chief Executive Officer regarding the performance of, and (if earned) bonuses payable to, the other executive officers. The Bonus Plan does not contain any limits on the Compensation Committee’s discretion.